CBL & ASSOCIATES PROPERTIES, INC. --- LETTERHEAD

Media Contact: Deborah Gibb, Vice President - Corporate Relations, 423.490.8315, deborah_gibb@cblproperties.com

Investor Contact: Katie Reinsmidt, Director of Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL COMPLETES $1.03 BILLION TRANSACTION TO GAIN CONTROL OF

FOUR LEADING ST. LOUIS AREA REGIONAL MALLS

CHATTANOOGA, Tenn. (October 17, 2007) – CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it has closed on two separate transactions with The Westfield Group involving four St. Louis area regional malls valued at an aggregate $1.03 billion. In the first transaction, CBL gained economic control of three malls including West County Center, Des Peres, MO, South County Center, Mehlville, MO, and Mid-Rivers Mall, St. Peters, MO. In the second transaction, CBL acquired Chesterfield Mall located in Chesterfield, MO from The Westfield Group. CBL will be responsible for all management, leasing and future development at the four centers.

CBL’s President, Stephen Lebovitz, commented, “The completion of these transactions will expand our presence in the vibrant and dynamic St. Louis market by adding four top regional malls along with our existing center, St. Clair Square. The centers are well located, with each respective trade area providing above-average business, population and income growth trends. In addition, each mall offers numerous opportunities for near and long-term value creation with leasing, development, and management plans already in progress. With such strong profiles, we expect these malls to make a solid contribution to CBL’s future growth.”

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 134 properties, including 83 regional malls/open-air centers. The properties are located in 26 states and total 79.7 million square feet including 1.8 million square feet of non-owned shopping centers managed for third parties. CBL currently has fifteen projects under construction totaling 2.7 million square feet including Pearland Town Center in Houston (Pearland), TX; CBL Center II in Chattanooga, TN; three lifestyle/associated centers, nine mall expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.